UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 18, 2005

Superconductor Technologies Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-21074 (Commission File Number)	77-0158076 (IRS Employer Identification No.)

460 Ward Drive, Santa Barbara, CA (Address of Principal Executive Offices)	93111 (Zip Code)

Registrant’s telephone number, including area code: (805) 690-4500

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Non-Employee Director Compensation Policy

     On March 18, 2005, the Board of Directors, upon recommendation of its Compensation Committee, amended its Non-Employee Director Compensation Policy. The Board increased the compensation of its committee chairmen to reflect increased work associated with the Sarbanes-Oxley Act and related SEC and Nasdaq corporate governance reforms. Specifically, the Board amended the policy to add the following annual cash retainers as additional compensation to the chairmen of its standing committees:

Committee Chair	Retainer
Audit	$5,000

Compensation	$3,000

Governance & Nominating	$3,000

     Class Action Settlement

     In April 2004, several class action lawsuits were filed against the Company and certain of its present and former officers in the United States District Court for the Central District of California. These cases were subsequently consolidated into one proceeding in August 2004 (the “Securities Class Action Litigation”). In October 2004, the Plaintiffs in these cases filed a Consolidated and Amended Complaint (the “Complaint”). In that Complaint, Plaintiffs allege that the Company and certain officers (the “Defendants”) violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by allegedly disseminating false and misleading information about revenue guidance for the first quarter of 2004. Plaintiffs purport to bring this action on behalf of a class of persons who purchased the Company’s stock between January 9, 2004 and March 1, 2004. Plaintiffs seek an unspecified amount of compensatory damages, payment of litigation fees and expenses, and equitable and/or relief.

     On March 21, 2005, the Company and Plaintiffs filed a Stipulation of Settlement (the “Settlement”) of the Securities Class Action Litigation with the District Court. The Settlement provides for dismissal with prejudice of the Securities Class Action Litigation and a release of all claims related to or based upon the Securities Class Action Litigation by all persons who purchased the Company’s stock between January 9, 2004 and March 1, 2004. The Settlement also provides for payment of $4.0 million, which payment is expected to be made by the insurance carrier for the Company, and payment by the Company of up to $50,000 of the cost of providing notice to the settlement class. The Settlement is still subject to both preliminary and final approval by the District Court. In addition, if members of the plaintiff class owning a greater than specified amount of the Company’s common stock (which amount the Company believes to be reasonable and customary for settlements of this type) submit timely requests for exclusion from the class, then the Company has the option (but not the obligation) to terminate the Settlement.

     The Company entered into the Settlement without acknowledging any fault, liability, or wrongdoing of any kind. There has been no adverse determination by any court or otherwise against the Company or its officers on the merits of the claims asserted by Plaintiffs. Neither this Settlement, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by the Company of the merit or truth of any of the allegations or wrongdoing of any kind on the part of the Company or its officers.

     Neither the Company nor any of its affiliates has any material relationship with any of the parties to the Settlement other than as described above.

Item 5.02. Departure of Directors or Principal Officers; Election or Directors; Appointment of Principal Officers.

     On March 18, 2005, Dr. Robert P. Caren informed the Company of his decision to retire from the Board of Directors effective as of the 2005 Annual Meeting of Stockholders. The Company extends its gratitude to Dr. Caren in recognition of his many years of service to the Board. In addition, consistent with its past practice for departing outside directors, the Company amended Dr. Caren’s options to accelerate the vesting and extend the exercise period for five years.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

None.

SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Superconductor Technologies Inc.
Date: March 24, 2005	By:	/s/ Martin S. McDermut
Martin S. McDermut, Senior Vice President, Chief Financial Officer and Secretary

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